Exhibit 99.2

For Immediate Release

November 20, 2009

Media Relations Contacts:

Andrew Shane

andrew.shane@idearc.com

(972)453-6473

Investor Relations Contact:

Cliff Wilson

(972) 453-6188

cliff.wilson@idearc.com

Idearc Reaches Agreement for Plan of Reorganization with Major Creditor Groups

Confirmation hearing on schedule for early December 2009, positioning Idearc to emerge from Chapter 11 at or near year-end with equity backstop from Paulson & Co.

DALLAS — Today Idearc Inc. (IDARQ.PK) and its major creditor groups filed a joint motion in the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division, seeking the Court’s approval of an agreement resolving all pending litigation among the parties and all objections by such parties to confirmation of its plan of reorganization.  Idearc is on schedule to emerge from its Chapter 11 reorganization at or near year- end. A confirmation hearing for the Bankruptcy Court to consider approval of the settlement agreement and confirmation of the plan of reorganization has been scheduled for December 9-11, 2009.

“We are very pleased to have reached agreement with the committee representing its unsecured creditors, the Agent Bank and Steering Committee representing secured lenders and our largest bondholder, MatlinPatterson, regarding all major objections to our Plan,” said Scott W. Klein, chief executive officer of Idearc Inc. “This is an important milestone in our overall path to emergence.”

At a hearing in Dallas yesterday, the Court approved Idearc’s Standby Purchase Agreement with Paulson & Co. Inc., pursuant to which creditors who will be receiving new common stock of reorganized Idearc upon its emergence from bankruptcy may elect, in their sole discretion, to receive cash in lieu of all or a portion of such stock.  The cash to fund the elections by claim holders will be provided by Paulson’s purchase from reorganized Idearc of the number of shares of new common stock that otherwise would have been distributed to electing claim holders.

The amount of cash to be received would be an amount per share implied by a valuation for all of the equity of reorganized Idearc of at least $260 million. Under the proposed standby purchase agreement, the amount of new common stock that Paulson can acquire is limited so that Paulson will not beneficially own more than 45 percent of the outstanding new Idearc common stock as of the effective date of the reorganization.

As previously reported, Idearc expects to emerge from its reorganization process with an appropriate capital structure to support its future strategic business plans and objectives. Under its proposed plan of reorganization, the Company’s total debt will be reduced from approximately $9 billion to $2.75 billion of secured bank debt, with the Company’s current bank debt holders, bond holders and certain other creditors receiving new common stock of reorganized Idearc or, if they choose, cash from the Paulson agreement.

The proposed Plan provides that the current holders of Idearc’s common stock will not receive any distributions following emergence and their equity interests will be cancelled and have no value once the Plan becomes effective.

More information about Idearc’s restructuring is available at www.idearc.com/restructuring.

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Forward-Looking Statements

Certain statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that include the words “believe,” “will,” “would,” “propose,” “anticipate,” “foresee,” and similar expressions identify forward-looking statements. Idearc cautions you not to place undue reliance on these forward-looking statements. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: (i) the risk that the Bankruptcy Court does not approve the proposed settlement agreement with the company’s major creditors (ii) the risk that the conditions to the standby purchase agreement are not met and the transactions contemplated thereby are not consummated; (iii)  the risk that Idearc’s pending bankruptcy disrupts current plans and operations; (iv) risks that Idearc’s business could suffer from the loss of key customers, suppliers, or personnel during the pendency of the bankruptcy cases;(v) risks that Idearc’s plan of reorganization fails to obtain the requisite approval from the claim holders entitled to vote on the plan; (vi) risks that Idearc will be able to maintain sufficient liquidity for the pendency of the bankruptcy cases; and (vii) the risk that the bankruptcy court rejects the settlement agreement or Idearc’s plan of reorganization. For a discussion of these and other risks and uncertainties, including the risks associated with Idearc’s pending bankruptcy proceedings generally, see Idearc’s periodic filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, Idearc’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and Idearc’s subsequent Quarterly Reports on Form 10-Q.

About Idearc Inc.

Idearc Inc. (IDARQ.PK) delivers products on multiple platforms to help consumers find the information they want, wherever they are. Idearc’s multi-platform of advertising solutions includes, but is not limited to, Idearc®, Idearc Media®, the Idearc logo, the Idearc Media logo, Verizon® Yellow Pages, Verizon® White Pages, Verizon® Yellow Pages Companion Directories, FairPoint® Yellow Pages, FairPoint® Yellow Pages Companion Directories, Superpages®, Superpages.com®, Switchboard®, Switchboard.com™, LocalSearch.comSM, Superpages MobileSM, Superpages Direct™, Superpages Direct Exclusive Mailer™, SuperGuaranteeSM, and SuperTradeExchange.comTM.  For more information, visit www.idearc.com.

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